Letterhead

Personal and Confidential

March 4, 2023

[Name]

[Address]

Re: Retention Bonus

Dear [Name]:

On behalf of Loyalty Ventures Inc. (“LVI”, and together with its subsidiaries and affiliates, the “Company Group” or “we” or “us”), we are pleased to offer you the opportunity to receive a retention bonus as set forth below if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”).  In order to be eligible for the Retention Bonus (as defined below), you must sign and return this Agreement to LVI by March 5, 2023, agreeing to the terms specified in this Agreement, otherwise the Agreement shall be null and void and you shall not be eligible to receive the Retention Bonus.

1. Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a lump sum cash payment in an amount equal to $[●] (the “Retention Bonus”), less applicable tax withholding, on or about March 6, 2023.

2. Termination of Employment. In the event your employment with the Company Group terminates for any reason other than a Qualifying Termination (as defined below) prior to the earlier to occur of (a) the effective date of a chapter 11 plan for LVI approved pursuant to chapter 11 of the Bankruptcy Code (the “Completion Date”), or (b) December 31, 2023, (the “Retention Date”), then you will be required to repay to the Company Group the After-Tax Value (as defined below) within ten (10) business days following such date of termination of your employment.  If you are required to repay the After-Tax Value under this Agreement, then you acknowledge and agree, at the option of the Company Group, all or part of the amount to be re-paid to the Company Group may be deducted from or offset against any amounts owed to you by the Company Group, including, without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation awards, expense reimbursements and any other compensation due on account of your employment with the Company Group; provided, however, no compensation will be reduced if doing so would violate applicable law or would result in tax liability under Section 409A (as defined below).

3. Conditions. As a condition to entering into this Agreement, you hereby acknowledge and agree that [(a) the unvested cash award granted under that certain Time-Based Cash Award Agreement Under the Loyalty Ventures, Inc. 2021 Omnibus Incentive Plan, by and between you and LVI, made as of December 1, 2021 (the “Cash Award Agreement”), shall automatically be forfeited and the Cash Award Agreement shall terminate and (b)] you waive any and all rights to participate in any annual bonus plan established by any member of the Company Group for the 2023 calendar year; provided, however, such waiver shall not preclude you from being eligible to participate in a court-approved incentive plan, subject to the terms of such plan as approved by the court.

4. Certain Definitions. For purposes of this Agreement:

“After-Tax Value” means the aggregate amount of the Retention Bonus net of any taxes (including any penalty or excise taxes) you are required to pay in respect thereof and determined taking into account any tax benefit that may be available to you in respect of such repayment. We shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

“Cause” means, if you are a party to an employment agreement or offer letter with a member of the Company Group and such agreement or letter provides for a definition of Cause, the definition contained there, or, if no such agreement or definition exists, then “Cause” shall mean any of the following: (i) a material breach of any of your covenants or obligations under any applicable employment agreement, agreement for services, non-compete agreement, non-solicitation agreement or confidentiality agreement; (ii) continued failure after written notice from any applicable member of the Company Group to perform your assigned job responsibilities or to follow the reasonable instructions of your superiors, including, without limitation, LVI’s Board of Directors (the “Board”); (iii) the commission of a crime constituting a felony (or its equivalent) under the law; or (iv) a material violation of any law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the Company Group.  The Board, in good faith, shall determine all matters and questions relating to whether you have been discharged for Cause.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Good Reason” means, you are a party to an employment agreement or offer letter or any other individual agreement with the Company Group, including but not limited to a severance protection agreement, and such agreement provides for a definition of Good Reason, the definition therein contained.  If no such agreement or definition exists, it means any of the following conditions, in each case, without your written consent: (i) a reduction in your base salary, (ii) an adverse change in your title, or (iii) a relocation of your principal place of employment as of the Effective Date by more than thirty (30) miles.  Notwithstanding the foregoing, a condition will constitute Good Reason only if you have provided written notice to LVI of the existence of the condition within thirty (30) days following the initial existence of the condition and LVI fails to remedy the condition on or before the 30th day following its receipt of such notice from you and you terminate your employment within the five (5)-day period following the expiration of the Company Group’s thirty (30)-day cure period.

“Qualifying Termination” means the termination of your employment with the Company Group before the earlier to occur of the Completion Date and the Retention Date: (i) by any member of the Company Group for a reason other than Cause (including disability), (ii) by you for Good Reason, or (iii) due to your death, in each case, if, and only if, you execute (or, if applicable, your legal representative or estate executes) a general release of claims in favor of the Company Group and its affiliates in a form provided by us (the “Release”) and such Release becomes irrevocable, within sixty (60) days following your termination of employment, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination of employment.  If you do not (or, if applicable, your legal representative or estate does not) execute and deliver such Release (or if such Release is revoked in accordance with its terms), then your termination of employment will not constitute a Qualifying Termination and you will be required to repay the After-Tax Value as set forth in Section 2 within ten (10) business days following the expiration of such 60-day period.

5. Payments and Withholding Taxes. Payment of amounts due under this Agreement, if any, shall be made to you in the same form of currency and same manner as you receive your regular paycheck or by mail at your last address on file with us.  The applicable member of the Company Group may withhold from any amounts payable to you hereunder such federal, foreign, state, and local taxes as we determine in our sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with any member of the Company Group (or its successors) or interfere in any way with the right of any member of the Company Group (or its successors) to terminate your employment at any time.

7. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of any member of the Company Group, unless such plan or agreement expressly provides otherwise.

8. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the state of Texas, without reference to rules relating to conflicts of laws.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.  The execution of this Agreement may be by actual, portable document format (.pdf) or facsimile signature.  Electronic copies of this Agreement shall have the same force and effect as the original.

10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and LVI with respect to the subject matter hereof and supersedes and terminates any and all prior agreements or understandings between you and any member of the Company Group with respect to the subject matter hereof, whether written or oral, including the Cash Award Agreement.  This Agreement may be amended or modified only by a written instrument executed by you and LVI.

11. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

12. Section 409A Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the Retention Bonus shall be exempt from the requirements of Section 409A of the Code and any rules and regulations promulgated thereunder (collectively, “Section 409A”).  Notwithstanding the foregoing, the Company Group and its respective officers, directors, employees, agents, subsidiaries and affiliates make no guarantee that the terms of this Agreement as written are exempt from the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written, to comply with, or be exempt from, the provisions of Section 409A.

[signature page follows]

This Agreement is intended to be a binding obligation on you and LVI.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement.

Sincerely,
Loyalty Ventures Inc.
By: _________________________________ Name: Title:

The above terms and conditions accurately reflect my understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

_____________________________________ Name:
Date: _______________________________

Signature Page to Retention Bonus Letter Agreement